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                                                                     Ex. 99(j)


                         CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 13, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to Shareholders of Nova Fund, Ursa Fund, U.S. Government Money Market Fund, OTC Fund, Precious Metals Fund and the U.S. Government Bond Fund (comprising the Rydex Variable Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Auditors and Custodian" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
April 19, 2001